Exhibit 99.1

FMC Corporation		FMC Corporation
1735 Market Street
Philadelphia, PA 19103

News Release		215.299.6000 phone
215.299.5998 fax

For Release: Immediate		www.fmc.com

	Media contact:	Jim Fitzwater - 215.299.6633
	Investor relations contact:	Brennen Arndt - 215.299.6266
FMC Corporation Announces First Quarter 2011 Results

•	First quarter 2011 adjusted earnings of $1.49 per diluted share up 10 percent on revenue increase of 10 percent excluding prior-year impact of exited businesses

•	Agricultural Products' segment earnings up 8 percent; Specialty Chemicals' segment earnings up 10 percent; Industrial Chemicals' segment earnings up 17 percent

•	Full-year 2011 outlook for adjusted earnings raised to $5.50 to $5.80 per diluted share
PHILADELPHIA, May 2, 2011 - FMC Corporation (NYSE:FMC) today reported net income of $94.0 million, or $1.30 per diluted share, in the first quarter of 2011, versus net income of $77.4 million, or $1.06 per diluted share, in the first quarter of 2010. Net income in the current quarter included charges of $13.6 million after tax, or $0.19 per diluted share, versus charges of $22.7 million after tax, or $0.30 per diluted share, in the prior year quarter. Excluding these items in both periods, adjusted earnings were $1.49 per diluted share in the current quarter, an increase of 10 percent versus $1.36 per diluted share in the prior-year quarter. First quarter revenue of $795.0 million was 5 percent higher than $756.5 million in the prior year. Excluding the prior-year impact of exited businesses, first quarter revenue increased 10 percent versus the year-ago quarter.

Pierre Brondeau, FMC president, chief executive officer and chairman, said, “The year is off to a good start as each of our business segments delivered strong profit gains. Agricultural Products' earnings were driven by broad-based sales growth in North America, Latin America and Asia. Specialty Chemicals' performance was led by robust earnings gains in lithium. Industrial Chemicals' earnings increased significantly as a result of higher selling prices across the segment. Our first quarter performance once again reflected the benefits we derive from serving diverse end markets with low correlation to economic cycles; our global presence that is biased toward rapidly-developing economies; our diversified raw material structure and sourcing; and our minimal dependence on petrochemical feedstocks.”
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Page 2/ FMC Corporation Announces First Quarter 2011 Results

Revenue in Agricultural Products of $343.6 million increased 13 percent versus the prior-year quarter. In North America, sales increased significantly due to strong market conditions and earlier season demand, including some shift of sales from the second quarter. In Latin America, the sales increase reflected a strong finish to the crop season, particularly cotton and sugarcane, as well as overall growth in planted acres. In Asia, sales gains were driven by continued strong demand in key markets and favorable weather conditions. As expected, sales in Europe declined as a result of the ongoing re-registration process for bifenthrin. Segment earnings of $100.5 million increased 8 percent versus the year-ago quarter driven by the sales growth, partially offset by higher spending on targeted growth initiatives.

Revenue in Specialty Chemicals was $210.1 million, up 4 percent versus the year-ago quarter as a result of higher volumes and selling prices for lithium specialties and food ingredients, particularly in dairy and beverage markets in Asia, partially offset by lower lithium primaries volumes. Segment earnings of $44.9 million increased 10 percent driven by the sales gain and operating cost reductions in lithium, partially offset by higher spending on focused growth initiatives in food ingredients and higher specialty wood pulp costs in BioPolymer.

Revenue in Industrial Chemicals of $242.5 million declined 3 percent from the year-ago quarter, as higher selling prices across the segment, particularly in soda ash, and volume growth in peroxygens were more than offset by the absence of sales from phosphates and sulfur derivatives businesses that were exited in the prior year. Excluding the prior-year impact of these exited businesses, segment sales increased 11 percent. Segment earnings of $40.3 million increased 17 percent as a result of higher soda ash and peroxygens sales, augmented by a favorable mix shift in peroxygens toward specialties markets.

Corporate expense was $16.8 million versus $12.1 million in the prior-year quarter. Interest expense, net, was $9.9 million as compared to $10.0 million in the year-ago quarter. On March 31, 2011, gross consolidated debt was $663.0 million, and debt, net of cash, was $577.0 million. For the quarter, depreciation and amortization was $30.4 million and capital expenditures were $30.4 million.

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Page 3/ FMC Corporation Announces First Quarter 2011 Results

Outlook

Regarding our outlook for 2011, Brondeau said, “We are very confident that we will deliver another record year for the company. For the full-year 2011, we have raised our outlook for adjusted earnings to $5.50 to $5.80 per diluted share, a 14 percent increase above our 2010 adjusted earnings of $4.95 per diluted share at the midpoint of the range. Our Agricultural Products segment expects to achieve its eighth straight year of record earnings, up approximately 10 percent versus a year ago, driven by expected strong market conditions and growth in new and recently introduced products, while increasing spending on growth initiatives and absorbing higher raw material costs. Specialty Chemicals' segment earnings are projected to also increase approximately 10 percent, reflecting higher sales and operating cost reductions across the segment, partially offset by higher raw material and energy costs. In our Industrial Chemicals segment, we expect earnings to be up approximately 30 percent driven by higher selling prices and volume growth across the segment, augmented by the benefit of cost reduction initiatives.

“For the second quarter of 2011, we expect adjusted earnings of $1.40 to $1.55 per diluted share. Agricultural Products' segment earnings are expected to be up approximately 10 percent driven by growth in North America, Europe and Asia, partially offset by higher spending on growth initiatives. Specialty Chemicals' segment earnings are expected to be up in the high-single digits driven by higher volumes and selling prices in BioPolymer and lithium specialties, partially offset by higher spending on growth initiatives in food ingredients in BioPolymer. In Industrial Chemicals, we expect second quarter segment earnings up in the high-teens driven by higher selling prices across the segment, partially offset by start-up costs related to our Granger soda ash facility.”

FMC will conduct its first quarter conference call and webcast at 11:00 a.m. ET on Tuesday, May 3, 2011. This event will be available live and as a replay on the web at http://www.fmc.com. Prior to the conference call, the company will also provide supplemental information on the web including its 2011 Outlook Statement, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.

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Page 4/ FMC Corporation Announces First Quarter 2011 Results

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs over 4,900 people throughout the world. The company operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2010 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended
	March 31,
	2011	2010
Revenue	$795.0	$756.5

Costs of sales and services	506.9	489.5
Selling, general and administrative expenses	105.9	90.9
Research and development expenses	22.7	23.5
Restructuring and other charges (income)	4.5	16.7
Total costs and expenses	640.0	620.6
Income from operations	155.0	135.9
Equity in (earnings) loss of affiliates	(0.9)	(0.9)
Interest expense, net	9.9	10.0

Income from continuing operations before income taxes	146.0	126.8
Provision for income taxes	40.6	40.7
Income from continuing operations	105.4	86.1
Discontinued operations, net of income taxes	(8.0)	(5.7)
Net income	$97.4	$80.4
Less: Net income attributable to noncontrolling interests	3.4	3.0
Net income attributable to FMC stockholders	$94.0	$77.4

Amounts attributable to FMC stockholders:
Income from continuing operations, net of tax	$102.0	$83.1
Discontinued operations, net of tax	(8.0)	(5.7)
Net income	$94.0	$77.4
Basic earnings (loss) per common share attributable to FMC stockholders:
Income from continuing operations	$1.42	$1.14
Discontinued operations	(0.11)	(0.08)

Basic earnings per common share	$1.31	$1.06
Average number of shares used in basic earnings per share computations	71.5	72.3
Diluted earnings (loss) per common share attributable to FMC stockholders:
Income from continuing operations	$1.41	$1.14
Discontinued operations	(0.11)	(0.08)
Diluted earnings per common share	$1.30	$1.06
Average number of shares used in diluted earnings per share computations	72.1	73.3

Other Data:
Capital expenditures	$30.4	$31.0
Depreciation and amortization expense	$30.4	$33.9

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF
ADJUSTED EARNINGS FROM CONTINUING OPERATIONS, (NON-GAAP)*
(Unaudited, in millions, except per share amounts)

	Three Months Ended
	March 31,
	2011	2010
Revenue	$795.0	$756.5

Costs of sales and services	506.9	489.5
Selling, general and administrative expenses	101.4	88.1
Research and development expenses	22.7	23.5

Total costs and expenses	631.0	601.1

Income from operations	164.0	155.4

Equity in (earnings) loss of affiliates	(0.9)	(0.9)
Interest expense, net	9.9	10.0
Adjusted earnings from continuing operations, before income taxes	155.0	146.3
Provision for income taxes	44.0	43.2
Adjusted after-tax earnings from continuing operations	111.0	103.1
Less: Net income attributable to noncontrolling interests	3.4	3.0

Adjusted after-tax earnings from continuing operations, attributable to FMC stockholders*	$107.6	$100.1

Basic adjusted earnings from continuing operations per share, attributable to FMC stockholders	$1.50	$1.38
Average number of shares used in basic after-tax earnings per share computations	71.5	72.3

Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders	$1.49	$1.36
Average number of shares used in diluted after-tax earnings per share computations	72.1	73.3
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* The Company believes that the Non-GAAP financial measure “Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders”, and its presentation on a per share basis, provides useful information about the Company’s operating results to investor and securities analysts. The Company also believes that excluding the effects of these items from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period. Adjusted earnings excludes the effects of restructuring and other charges and income, non-operating retirement-related costs and tax related adjustments.

Please see the reconciliation of Non-GAAP financial measures to GAAP financial results.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP)
TO ADJUSTED AFTER-TAX EARNINGS FROM CONTINUING OPERATIONS,
ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)
(Unaudited, in millions, except per share amounts)

	Three Months Ended
	March 31,
	2011	2010
Net income attributable to FMC stockholders (GAAP)	$94.0	$77.4
Discontinued operations, net of income taxes (a)	8.0	5.7
Restructuring and other charges (income) (b)	4.5	16.7
Non-operating pension and postretirement charges (c)	4.5	2.8
Tax effect of restructuring and other charges (income) and non-operating pension and postretirement charges	(3.1)	(6.1)
Tax adjustments (d)	(0.3)	3.6

Adjusted after-tax earnings from continuing operations attributable to FMC stockholders (Non-GAAP)	107.6	100.1

Diluted earnings per common share (GAAP)	$1.30	$1.06
Discontinued operations per diluted share	0.11	0.08
Restructuring and other charges (income) per diluted share, before tax	0.06	0.23
Non-operating pension and postretirement charges per diluted share, before tax (c)	0.06	0.03
Tax effect of restructuring and other charges (income) and non-operating pension and postretirement charges, per diluted share	(0.04)	(0.08)
Tax adjustments per diluted share	—	0.04

Diluted adjusted after-tax earnings from continuing operations per share, attributable to FMC stockholders (Non-GAAP)	$1.49	$1.36

Average number of shares used in diluted after-tax earnings from continuing operations per share computations	72.1	73.3
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(a) Discontinued operations for the three months ended March 31, 2011 and 2010, respectively, primarily includes provisions for environmental liabilities and legal reserves and expenses related to previously discontinued operations.
(b) 2011: Restructuring and other charges (income) for the three months ended March 31, 2011, include charges from the restructuring activities associated with our Huelva, Spain facility, which is part of our Industrial Chemicals segment ($0.7 million), charges associated with our Alginates manufacturing operations in our Specialty Chemicals segment ($1.3 million), additional miscellaneous exit and disposal costs related to our Santa Clara, Mexico facility, which is part of our Industrial Chemicals segment ($0.4 million) and severance charges related to other restructuring activities in Industrial Chemicals and Specialty Chemicals segment ($0.2 million and $0.2 million, respectively). We also incurred charges associated with continuing environmental sites as a Corporate charge ($1.1 million). Remaining restructuring and other charges (income) for the three months ended March 31, 2011, include charges relating to the accrual of interest associated with a European Commission fine currently being appealed in our Industrial Chemicals segment ($0.6 million).
2010: Restructuring and other charges (income) for the three months ended March 31, 2010, include charges related to the closure of our manufacturing operations at our Barcelona, Spain facility, which is part of our Industrial Chemicals segment ($8.6 million) and the realignment of our Alginates manufacturing operations in our Specialty Chemicals segment ($4.6 million). We also incurred charges associated with continuing environmental sites as a Corporate charge ($2.4 million). Remaining restructuring and other charges (income) for the three months ended March 31, 2010, include severance charges in our Industrial Chemicals segment ($1.0 million) and other miscellaneous net charges of $0.1 million.

(c) Our non-operating pension and postretirement costs are defined as those costs related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These costs are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We exclude these non-operating pension and postretirement costs as we believe that removing them provides a better understanding of the underlying profitability of our businesses, provides increased transparency and clarity in the performance of our retirement plans and enhances period-over-period comparability. We continue to include the service cost and amortization of prior service cost in our Adjusted Earnings results noted above. We believe these elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.
(d) Tax adjustments for the three months ended March 31, 2011, are primarily related to revisions to our tax liabilities related to prior year tax matters. Tax adjustments for the three months ended March 31, 2010, are primarily the result of a non-cash charge associated with a change in the tax treatment of the Medicare Part D subsidy which was enacted as part of the 2010 U.S. health care reform legislation.

RECONCILIATION OF REVENUE (GAAP)
TO REVENUE EXCLUDING THE PRIOR-YEAR IMPACT OF THE
EXITED BUSINESS REVENUES (NON-GAAP)
(Unaudited, in millions, except per share amounts)

	Three Months Ended
	March 31,
	2011	2010
Consolidated Revenues (GAAP)	$795.0	$756.5
Less: Exited Phosphate and Sulfur Derivative Business Revenue (1)	—	31.0
Consolidated Revenues (Non-GAAP)	$795.0	$725.5

Industrial Chemicals Revenues (GAAP)	$242.5	$250.1
Less: Exited Phosphate and Sulfur Derivative Business Revenue (1)	—	31.0
Industrial Chemicals Revenues (Non-GAAP)	$242.5	$219.1
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(1) Exited business revenues are associated with our Huelva and Barcelona Facility shutdowns in Spain.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
INDUSTRY SEGMENT DATA
(Unaudited, in millions)

	Three Months Ended
	March 31,
	2011	2010
Revenue
Agricultural Products	$343.6	$304.6
Specialty Chemicals	210.1	202.6
Industrial Chemicals	242.5	250.1
Eliminations	(1.2)	(0.8)

Total	$795.0	$756.5

Income from continuing operations before income taxes
Agricultural Products	$100.5	$92.8
Specialty Chemicals	44.9	40.8
Industrial Chemicals	40.3	34.5
Eliminations	(0.1)	0.2

Segment operating profit	185.6	168.3

Corporate	(16.8)	(12.1)
Other income (expense), net	(7.3)	(2.9)

Operating profit from continuing operations before items noted below:	161.5	153.3

Restructuring and other (charges) income (a)	(4.5)	(16.7)
Interest expense, net	(9.9)	(10.0)
Non-operating pension and postretirement charges (b)	(4.5)	(2.8)
Provision for income taxes	(40.6)	(40.7)
Discontinued operations, net of income taxes	(8.0)	(5.7)

Net income attributable to FMC stockholders	$94.0	$77.4
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(a) Amounts for the three months ended March 31, 2011, related to Specialty Chemicals ($1.5 million), Industrial Chemicals ($1.9 million) and Corporate ($1.1 million). Amounts for the three months ended March 31, 2010, related to Agricultural Products ($0.1 million), Specialty Chemicals ($3.7 million), Industrial Chemicals ($10.5 million) and Corporate ($2.4 million). See Note (b) to the schedule “Reconciliation of Net Income Attributable to FMC Stockholders (GAAP) to Adjusted After-Tax Earnings from Continuing Operations, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.
(b) Beginning in 2011, we reclassified for all periods presented non-operating pension and postretirement charges to its own line item within the above table. Our non-operating pension and postretirement costs are defined as those costs related to interest, expected return on plan assets, amortized actuarial gains and losses and the impacts of any plan curtailments or settlements. These costs were previously included within Other income (expense), net in the table above and are primarily related to changes in pension plan assets and liabilities which are tied to financial market performance and we consider these costs to be outside our operational performance. We exclude these non-operating pension and postretirement costs as we believe that removing them provides a better understanding of the underlying profitability of our businesses, provides increased transparency and clarity in the performance of our retirement plans and enhances period-over-period comparability. We continue to include the service cost and amortization of prior service cost in our operating segments noted above. We believe these elements reflect the current year operating costs to our businesses for the employment benefits provided to active employees.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	March 31,	December 31,
	2011	2010
Cash and cash equivalents	$86.0	$161.5
Trade receivables, net	973.9	852.9
Inventories	379.6	347.8
Other current assets	185.8	175.3
Deferred income taxes	92.2	108.7
Total current assets	1,717.5	1,646.2

Property, plant and equipment, net	938.8	918.5
Goodwill	206.4	194.4
Deferred income taxes	295.0	314.7
Other long-term assets	258.5	246.1
Total assets	$3,416.2	$3,319.9

Short-term debt	$9.4	$18.5
Current portion of long-term debt	119.7	116.4
Accounts payable, trade and other	351.2	389.3
Guarantees of vendor financing	20.8	24.1
Accrued pensions and other postretirement benefits, current	9.4	9.5
Other current liabilities	395.8	405.6
Total current liabilities	906.3	963.4

Long-term debt	533.9	503.0
Long-term liabilities	658.6	664.3
Equity	1,317.4	1,189.2
Total liabilities and equity	$3,416.2	$3,319.9

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended
	March 31,
	2011	2010
Cash provided (required) by operating activities	$(50.7)	$(1.4)

Cash provided (required) by operating activities of discontinued operations	(8.9)	(6.3)

Cash provided (required) by investing activities:
Capital expenditures	(30.4)	(31.0)
Other investing activities	(2.1)	0.5
	(32.5)	(30.5)
Cash provided (required) by financing activities:
Net borrowings (repayments) under committed credit facilities	40.0	58.9
Increase (decrease) in short-term debt	(9.5)	(0.2)
Repayments of long-term debt	(7.6)	(1.1)
Distributions to noncontrolling interests	(5.8)	(2.6)
Dividends paid	(9.0)	(9.1)
Repurchases of common stock	(3.6)	(1.4)
Issuances of common stock, net	6.7	4.2
Excess tax benefits from share-based compensation	4.8	—
	16.0	48.7
Effect of exchange rate changes on cash	0.6	(0.4)
Increase (decrease) in cash and cash equivalents	(75.5)	10.1

Cash and cash equivalents, beginning of year	161.5	76.6

Cash and cash equivalents, end of period	$86.0	$86.7